Exhibit 99.1

NEWS RELEASE

ICF Reports Third Quarter 2019 Results

Third Quarter Highlights:

•	Total Revenue Was $374 Million, up 12 Percent
•	Diluted EPS Increased 19 Percent to $1.02 inclusive of $0.01 of Special Charges; Non-GAAP EPS¹ Was $1.12, up 11 Percent
•	Adjusted EBITDA Margin on Service Revenue¹ Was 14 Percent, Up 20 basis points Year-on-Year
•	Contract Awards of $477 Million For a Third Quarter Book-to-Bill Ratio of 1.3; TTM Contract Awards Were $1.5 Billion For a Book-to-Bill Ratio of 1.0

FOR IMMEDIATE RELEASE

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com +1.571.373.5577

FAIRFAX, Va.— November 6, 2019-- ICF (NASDAQ:ICFI), a global consulting and digital services provider, reported results for the third quarter ended September 30, 2019.

“ICF’s strong third quarter performance demonstrated the underlying growth catalysts in our key markets,” said John Wasson, ICF’s President and Chief Executive Officer. “Double-digit revenue growth was in line with our expectations and represented excellent execution on contracts across our client set. Revenues from government clients increased over 11 percent, and revenues from commercial clients were up over 14 percent.

“Higher service revenue¹ and favorable mix contributed to increased profitability in the third quarter, as diluted EPS growth substantially outpaced revenue growth, and Adjusted EBITDA margin on service revenue expanded by 20 basis points year-on-year to 14 percent.

“Third quarter contract awards represented a substantial number of wins with federal agency and commercial clients. We had a book-to-bill ratio of 1.3 in the third quarter, and we ended the quarter with a record business development pipeline in excess of $6.5 billion, comprised of a diversified universe of opportunities across our major markets.”

1 Non-GAAP EPS, Service Revenue, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted EBITDA Margin on Service Revenue are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below.  Special charges are items that were included within our consolidated statements of comprehensive income but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

Third Quarter 2019 Results

Third quarter 2019 total revenue was $373.9 million, representing 12.3 percent growth over the $333.0 million reported in the third quarter of 2018. Service revenue increased 11.2 percent year-over-year to $257.2 million compared to $231.3 million. Net income was $19.6 million in the third quarter, up 17.7 percent from $16.7 million in the third quarter 2018. Diluted earnings per share amounted to $1.02, an 18.6 percent increase over the $0.86 per diluted share in the prior year quarter.

Non-GAAP EPS increased 10.9 percent to $1.12 per share from $1.01 per share in the year-ago quarter. EBITDA¹ was $35.6 million, up 15.1 percent from $30.9 million reported in the third quarter of 2018. Adjusted EBITDA¹ was $36.0 million, 12.8 percent above the $31.9 million reported in the comparable quarter of 2018. Third quarter 2019 adjusted EBITDA margin on service revenue expanded by 20 basis points year-on-year to 14.0 percent.

Backlog and New Business Awards

Total backlog was $2.5 billion at the end of the third quarter of 2019. Funded backlog was $1.3 billion, or approximately 54 percent of the total backlog. The total value of contracts awarded in the 2019 third quarter was $477.2 million, resulting in a third quarter book-to-bill ratio of 1.3, and a trailing-twelve-month (TTM) book-to-bill ratio of 1.0.

Government Revenue Third Quarter 2019 Highlights

Revenue from government clients was $247.7 million, up 11.4 percent year-over-year.

•

U.S. federal government revenue was $148.2 million, compared to $140.3 million in the year ago quarter, an increase of 5.6 percent year-on-year. Federal government revenue accounted for 40 percent of total revenue, compared to 42 percent of total revenue in the third quarter of 2018.

•

U.S. state and local government revenue increased by 28.8 percent year-on-year to $71.5 million, driven by our disaster recovery work. State and local government clients represented 19 percent of total revenue, ahead of the 17 percent of total revenue accounted for in the 2018 third quarter.

•

International government revenue was $28.0 million, compared to $26.6 million in the year-ago quarter, an increase of 5.5 percent year-on-year. International government revenue accounted for 7 percent of total revenue, compared to 8 percent in the third quarter of 2018.

Key Government Contracts Awarded in the Third Quarter

ICF was awarded more than 150 U.S. federal contracts and task orders and more than 200 additional contracts from U.S. state and local and international governments with an aggregate value of $391.2 million. Notable awards won in the third quarter included:

•	Training and technical assistance:
o

A recompete contract with the U.S. Department of Health and Human Services (HHS), Administration for Children and Families, Children’s Bureau to provide training and technical assistance services for the Child Welfare Capacity Building Center for States.

o	Two recompete cooperative agreements to continue providing technical assistance nationwide to the U.S. Department of Housing and Urban Development’s Community Compass program.
o

A new contract with the Centers for Disease Control and Prevention to develop and implement a comprehensive training and technical assistance program on opioids for CDC’s “Overdose to Action” grantees.

•	Communications and outreach:
o

A contract with the National Cancer Institute to design, develop and monitor outreach campaigns that support the Smokefree.gov program, in addition to other behavioral and cancer control engagement initiatives.

o	A new contract to expand CDC’s prescription awareness campaign.
•	Disaster recovery:
o

As mentioned in our second quarter earnings release, a new federally-funded contract to assist with Community Development Block Grant (CDBG) housing recovery programs in Puerto Rico associated with hurricanes Irma and Maria.

•	Technical support:
o	A new contract with the U.S. Department of Education to provide capacity building services for a regional comprehensive center to support improved educator and student outcomes.
o

A recompete contract with the HHS Centers for Disease Control and Prevention to support demonstration projects to identify effective approaches to prevent HIV, sexually transmitted diseases and pregnancy in teens.

•	Program support:
o	A bridge contract with the National Library of Medicine at the National Institutes of Health to support biomedical and clinical information services for a variety of library programs and projects.

Commercial Revenue Third Quarter 2019 Highlights

•

Commercial revenue was $126.2 million, up 14.1 percent from the $110.6 million reported in last year’s third quarter. Commercial revenue accounted for 34 percent of total revenue compared to 33 percent of total revenue in the 2018 third quarter.

•	Energy markets, which include energy efficiency programs, represented 47 percent of commercial revenue. Marketing services accounted for 45 percent of commercial revenue.

Key Commercial Contracts Awarded in the Third Quarter 2019

Commercial sales were $85.9 million in the third quarter of 2019. ICF was awarded a diverse array of commercial projects globally during the third quarter including:

In Energy Markets:

•	A contract with a northeastern U.S. utility to support its electric vehicle charging program.
•	A contract with a southwestern U.S. utility to provide environmental compliance and related services.
•	A contract modification with a midwestern U.S. utility to continue delivery and administration of its energy efficiency programs.
•	A contract with a northeastern U.S. offshore wind farm to prepare a third-party environmental impact statement.

In Marketing Services:

•	A change order to continue providing marketing services to a U.S. health insurer.
•	A task order with a southwestern U.S. utility to provide communications support services.
•	Task orders under a Master Services Agreement with a U.S. commercial airline to support its loyalty program.
•	A contract with a global electrical company to support the digital transformation of one of its core brands through creative and technical implementation services.
•	A contract extension with a global laboratory equipment manufacturer to provide guidance around its digital roadmap and implement solutions.
•	A retainer with a food and beverage manufacturer to continue providing public relations services.

Dividend Declaration

On November 6, 2019, ICF declared a quarterly cash dividend of $0.14 per share, payable on January 14, 2020 to shareholders of record on December 13, 2019.

Summary and Outlook

“Year-to-date results have set the stage for strong full year 2019 performance. We reaffirm our expectation for full year 2019 revenues in the range of $1.475 to $1.5 billion, GAAP EPS to range from $3.80 to $3.95, exclusive of special charges, and Non-GAAP EPS of between $4.10 and $4.25. Operating cash flow is projected to be approximately $80 million, lower than our original guidance range due to the longer payment cycle we are presently experiencing associated with the large, federally-funded contract we won in Puerto Rico in 2018. Revised cash flow guidance is based on recent payments on this contract and expectations for additional payments prior to year-end.

“Recent contract awards, backlog levels and the size and diversity of our business development pipeline provide an excellent platform for future growth. Based on our current visibility, we expect 2020 to be a year of continued growth for ICF across our major client categories, driven by our deep subject matter expertise and our cross-cutting capabilities in technology and engagement,” Mr. Wasson concluded.

###

About ICF

ICF (NASDAQ:ICFI) is a global consulting services company with over 7,000 full- and part-time employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2019	2018	2019	2018
Revenue	$373,918	$332,968	$1,081,889	$960,063
Direct costs	238,158	213,060	689,160	608,451
Operating costs and expenses:
Indirect and selling expenses	100,130	88,960	298,099	269,029
Depreciation and amortization	5,035	4,210	15,392	12,724
Amortization of intangible assets	1,931	2,516	6,143	7,030
Total operating costs and expenses	107,096	95,686	319,634	288,783

Operating income	28,664	24,222	73,095	62,829
Interest expense	(2,824)	(2,240)	(8,211)	(6,073)
Other expense	(141)	(351)	(367)	(565)
Income before income taxes	25,699	21,631	64,517	56,191
Provision for income taxes	6,069	4,960	14,958	13,486
Net income	$19,630	$16,671	$49,559	$42,705

Earnings per Share:
Basic	$1.04	$0.88	$2.63	$2.27
Diluted	$1.02	$0.86	$2.58	$2.22

Weighted-average Shares:
Basic	18,799	18,873	18,810	18,783
Diluted	19,169	19,306	19,208	19,256

Cash dividends declared per common share	$0.14	$0.14	$0.42	$0.42

Other comprehensive loss, net of tax	(3,281)	(568)	(5,851)	(2,276)
Comprehensive income, net of tax	$16,349	$16,103	$43,708	$40,429

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2019	2018	2019	2018
Reconciliation of Service Revenue
Revenue	$373,918	$332,968	$1,081,889	$960,063
Subcontractor and other direct costs (3)	(116,710)	(101,708)	(330,990)	(273,920)
Service revenue	$257,208	$231,260	$750,899	$686,143

Reconciliation of EBITDA and Adjusted EBITDA
Net income	$19,630	$16,671	$49,559	$42,705
Other expense	141	351	367	565
Interest expense	2,824	2,240	8,211	6,073
Provision for income taxes	6,069	4,960	14,958	13,486
Depreciation and amortization	6,966	6,726	21,535	19,754
EBITDA	35,630	30,948	94,630	82,583
Adjustment related to impairment of intangible assets (4)	—	—	1,728	—
Special charges related to acquisitions (5)	—	507	—	613
Special charges related to severance for staff realignment (6)	166	340	1,321	995
Special charges related to facilities consolidations, office closures, and our future corporate headquarters (7)	194	—	263	—
Adjustment related to bad debt reserve (8)	—	115	(782)	115
Total special charges	360	962	2,530	1,723
Adjusted EBITDA	$35,990	$31,910	$97,160	$84,306

EBITDA Margin Percent on Revenue (9)	9.5%	9.3%	8.7%	8.6%
EBITDA Margin Percent on Service Revenue (9)	13.9%	13.4%	12.6%	12.0%
Adjusted EBITDA Margin Percent on Revenue (9)	9.6%	9.6%	9.0%	8.8%
Adjusted EBITDA Margin Percent on Service Revenue (9)	14.0%	13.8%	12.9%	12.3%

Reconciliation of Non-GAAP Diluted EPS
Diluted EPS	$1.02	$0.86	$2.58	$2.22
Adjustment related to impairment of intangible assets	—	—	0.09	—
Special charges related to acquisitions	—	0.03	—	0.03
Special charges related to severance for staff realignment	0.01	0.02	0.07	0.05
Special charges related to facility consolidations, office closures, and our future corporate headquarters	0.01	0.01	0.06	0.01
Adjustment related to bad debt reserve	—	—	(0.04)	—
Amortization of intangibles	0.10	0.13	0.32	0.37
Income tax effects (10)	(0.02)	(0.04)	(0.12)	(0.11)
Non-GAAP EPS	$1.12	$1.01	$2.96	$2.57

(2) These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Subcontractor and Other Direct Costs is Direct Costs excluding Direct Labor and Fringe Costs.

(4) Adjustment related to impairment of intangible assets: We recognized impairment expense of $1.7 million in the second quarter of 2019 related to intangible assets associated with a historical business acquisition.

(5) Special charges related to acquisitions: These costs are mainly related to closed and anticipated-to-close acquisitions, consisting primarily of consultant and other outside third-party costs and amortization of deferred consideration payments, discounted as part of the acquisition.

(6) Special charges related to severance for staff realignment: These costs are mainly due to involuntary employee termination benefits for our officers and groups of employees who have been notified that they will be terminated as part of a consolidation or reorganization.

(7) Special charges related to facility consolidations, office closures, and our future corporate headquarters: These costs are exit costs associated with terminated leases or full office closures.  The exit costs include charges incurred under a contractual obligation that existed as of the date of the accrual and for which we will continue to pay until the contractual obligation is satisfied but with no economic benefit to us.  Additionally, we incurred one-time charges with respect to the execution of a new lease agreement for our corporate headquarters.

(8) Adjustment related to bad debt reserve: During 2018, we established a bad debt reserve for amounts due from a utility client that had filed for bankruptcy and included the reserve as an adjustment due to its relative size. The adjustment reflects a favorable revision of our prior estimate of collectability based on a third party acquiring the receivables.

(9) EBITDA Margin Percent and Adjusted EBITDA Margin Percent were calculated by dividing the non-GAAP measure by the corresponding revenue.

(10) Income tax effects were calculated using an effective U.S. GAAP tax rate of 23.6% and 22.9% for the three months ended September 30, 2019 and 2018, respectively, and 23.2% and 24.0% for the nine months ended September 30, 2019 and 2018, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)	September 30, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$7,452	$11,694
Contract receivables, net	269,368	230,966
Contract assets	153,055	126,688
Prepaid expenses and other assets	19,459	16,253
Income tax receivable	7,621	6,505
Total Current Assets	456,955	392,106
Property and Equipment, net	57,189	48,105
Other Assets:
Restricted cash - non-current	—	1,292
Goodwill	716,699	715,644
Other intangible assets, net	27,478	35,494
Operating lease - right-of-use assets	138,156	—
Other assets	23,939	21,221
Total Assets	$1,420,416	$1,213,862

LIABILITIES and STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$97,359	$102,599
Contract liabilities	32,086	33,494
Operating lease liabilities - current	30,935	—
Accrued salaries and benefits	67,163	44,103
Accrued subcontractors and other direct costs	40,507	58,791
Accrued expenses and other current liabilities	34,032	39,072
Total Current Liabilities	302,082	278,059
Long-term Liabilities:
Long-term debt	245,000	200,424
Operating lease liabilities - non-current	124,864	—
Deferred rent	—	13,938
Deferred income taxes	40,281	40,165
Other long-term liabilities	22,687	20,859
Total Liabilities	734,914	553,445

Contingencies (Note 16)

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 70,000,000 shares authorized; 22,788,318 and 22,445,576 shares issued as of September 30, 2019 and December 31, 2018, respectively; 18,811,087 and 18,817,495 shares outstanding as of September 30, 2019 and December 31, 2018, respectively	23	22
Additional paid-in capital	340,626	326,208
Retained earnings	528,103	486,442
Treasury stock	(164,848)	(139,704)
Accumulated other comprehensive loss	(18,402)	(12,551)
Total Stockholders’ Equity	685,502	660,417
Total Liabilities and Stockholders’ Equity	$1,420,416	$1,213,862

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30,
	2019	2018
(in thousands)
Cash Flows from Operating Activities
Net income	$49,559	$42,705
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	377	1,060
Deferred income taxes	1,089	3,176
Non-cash equity compensation	11,682	8,682
Depreciation and amortization	21,535	19,753
Facilities consolidation reserve	(204)	(193)
Amortization of debt issuance costs	380	385
Impairment of long-lived assets	1,728	—
Other adjustments, net	(1,110)	1,701
Changes in operating assets and liabilities:
Net contract assets and liabilities	(28,793)	(32,158)
Contract receivables	(39,711)	(25,110)
Prepaid expenses and other assets	(385)	(6,841)
Accounts payable	(5,052)	(5,882)
Accrued salaries and benefits	23,227	12,921
Accrued subcontractors and other direct costs	(16,895)	(7,897)
Accrued expenses and other current liabilities	(6,756)	3,602
Income tax receivable and payable	(4,134)	(5,535)
Other liabilities	(173)	(16)
Net Cash Provided by Operating Activities	6,364	10,353

Cash Flows from Investing Activities
Capital expenditures for property and equipment and capitalized software	(20,686)	(15,593)
Payments for business acquisitions, net of cash received	(3,569)	(22,847)
Net Cash Used in Investing Activities	(24,255)	(38,440)

Cash Flows from Financing Activities
Advances from working capital facilities	545,539	444,637
Payments on working capital facilities	(500,963)	(418,383)
Payments on capital expenditure obligations	(1,621)	(3,243)
Debt issue costs	—	(21)
Proceeds from exercise of options	1,883	5,842
Dividends paid	(7,906)	(5,269)
Net payments for stockholder issuances and buybacks	(24,301)	(12,399)
Net Cash Provided by Financing Activities	12,631	11,164
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(274)	(253)

Decrease in Cash, Cash Equivalents, and Restricted Cash	(5,534)	(17,176)
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	12,986	24,266
Cash, Cash Equivalents, and Restricted Cash, End of Period	$7,452	$7,090

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$7,581	$7,193
Income taxes	$18,061	$13,056
Non-cash investing and financing transactions:
Capital expenditure obligations	$—	$6,121

ICF International, Inc. and Subsidiaries

Supplemental Schedule(11)

Revenue by client markets	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Energy, environment, and infrastructure	46%	44%	46%	42%
Health, education, and social programs	37%	38%	36%	40%
Safety and security	8%	9%	8%	8%
Consumer and financial services	9%	9%	10%	10%
Total	100%	100%	100%	100%

Revenue by client type	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
U.S. federal government	40%	42%	39%	43%
U.S. state and local government	19%	17%	19%	13%
International government	7%	8%	8%	9%
Government	66%	67%	66%	65%
Commercial	34%	33%	34%	35%
Total	100%	100%	100%	100%

Revenue by contract mix	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Time-and-materials	49%	44%	47%	42%
Fixed-price	36%	38%	38%	40%
Cost-based	15%	18%	15%	18%
Total	100%	100%	100%	100%

(11) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client markets provide insight into the breadth of our expertise.  Client type is an indicator of the diversity of our client base.  Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.